Exhibit 10.3

PERFORMANCE SHARE AWARD AGREEMENT PURSUANT TO

CONDUENT INCORPORATED PERFORMANCE INCENTIVE PLAN (SIG)

AGREEMENT, by Conduent Incorporated, a New York corporation (the “Company”), dated as of the date that appears in the award summary that provides the value (or number of Performance Shares) and vesting provisions of the award (the “Award Summary”), in favor of the individual whose name appears on the Award Summary (the “Employee”), who is an employee of the Company, one of the Company’s subsidiaries or one of its affiliates (the Company, or such subsidiary or affiliate, the “Employer”).

In accordance with the provisions of the Conduent Performance Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer of the Company (the “CEO”) has authorized the execution and delivery of this Agreement.

Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.

The Award Summary contains the details of the awards covered by this Agreement and is incorporated herein in its entirety.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the Company agrees as follows:

AWARDS

1. Award of Performance Shares. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the date indicated on the Award Summary the number of Performance Shares (individually, the “PS”) as shown on the Award Summary, representing the maximum number of shares of Common Stock covered by this Agreement. Notwithstanding anything herein to the contrary, only active employees and those employees on Short Term Disability Leave, Social Service Leave, Family Medical Leave or Paid Uniform Services Leave (pursuant to the Company’s Human Resources Policies or similar policies of the Company’s subsidiaries or affiliates) on the effective date of the award as shown on the Award Summary shall be eligible to receive the award.

TERMS OF THE PERFORMANCE SHARES

2. Delivery of Shares. As soon as practicable on or after the date of this Agreement, in connection with the PSs, the Company shall deliver to the Employee a number of shares of Common Stock equal to the maximum number of PSs subject to this Agreement in such manner as the Company shall determine. Any certificate or book entry credit issued or entered in respect of such PSs shall be registered in the Employee’s name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the PSs, substantially in the following form:

“The transferability of the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the Conduent Incorporated Performance Incentive Plan and an Agreement, as well as the terms and conditions of applicable law. Copies of such Plan and Agreement are on file (including by electronic means) at the offices of Conduent Incorporated.”

In addition, the Company may affix to certificates for PSs issued pursuant to this Agreement any other legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which the Employee may be subject under any applicable securities laws). The Company shall require that the certificates or book entry credits evidencing title of the PSs be held in custody by the Company or such other custodian as may be designated by the Committee or the Company, until such time, if any, as the PSs have vested, and the Company may require that, as a condition to the Employee receiving the PSs, the Employee shall have delivered to the Company or such other custodian as may be designated by the Committee or the Company a stock power, endorsed in blank, relating to such PSs. If and when the PSs become vested in accordance with Section 3 (provided the PSs have not been forfeited pursuant to Section 3 or Section 9), the legend set forth above shall be removed from the certificates or book entry credits evidencing such PSs within 30 days following such date. Notwithstanding the foregoing, the Company shall be entitled to hold the PSs until it shall have received from the Employee a duly executed Form W-8 or W-9, as applicable, and any other information or completed forms the Company may reasonably require.

3. Vesting. Except as otherwise determined by the Committee in its sole discretion (subject to Section 23 of the Plan) or as otherwise provided in this Section 3 or Section 9, the vesting of the PSs covered hereby shall be subject to the achievement of the performance goals as set forth in the Award Summary (the “Performance Goals”) as determined by the Committee. Subject to the Employee’s continued employment through December 31, 2018 (the “Initial Vesting Date”), except as otherwise provided in Section 9, a number of PSs shall vest based on the product of (i) the percentage set forth in the Award Summary corresponding to the achievement of the applicable Performance Goals for fiscal 2017 through 2018 (the “Initial Percentage”), multiplied by (ii) 50% of the total number of PSs granted hereunder (the PSs that vest in accordance with this sentence, if any, the “Initial Vested PSs”). In addition, subject to the Employee’s continued employment through December 31, 2019 (the “Final Vesting Date”), except as otherwise provided in Section 9, a number of PSs shall vest based on the product of (1)(A) the percentage set forth in the Award Summary corresponding to the achievement of the applicable Performance Goals for fiscal 2017 through 2019, less (B) one-half of the Initial Percentage, multiplied by (2) the total number of PSs granted hereunder. For the avoidance of doubt, any PSs that do not vest pursuant to either of the immediately preceding two sentences shall be forfeited.

Upon the occurrence of an event constituting a Change in Control prior to the Final Vesting Date, notwithstanding anything to the contrary in Section 22(b) of the Plan, the Post-CIC PSs (as defined below) and any dividend equivalents with respect thereto, shall no longer be subject to the Performance Goals but shall remain outstanding, and thereafter the vesting of such Post-CIC PSs, and any dividend equivalents with respect thereto, shall be subject to the Employee’s continued employment with the Company or a subsidiary or an affiliate through the Final Vesting Date, and any remaining PSs (other than any Initial Vested PSs) shall be forfeited; provided that, in the event of the Employee’s termination of employment following such Change in Control and prior to the Final Vesting Date, such Post-CIC PSs, and any dividend equivalents with respect thereto, shall vest and shall be paid to the extent provided in Section 9. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled. For purposes of this Agreement, the Post-CIC PSs shall equal the product of (i) the total number of PSs granted hereunder, multiplied by (ii)(A) 50%, less (B) in the event the Change in Control occurs following the Initial Vesting Date, one-half of the Initial Percentage.

4. Dividend Equivalents. The Employee shall become entitled to receive from the Company on the Initial Vesting Date and the Final Vesting Date, as applicable (or such earlier date provided in Section 9), cash payments equal to (i) the same amounts that the holder of record of a number of shares of Common Stock equal to the number of Initial Vested PSs (if any) would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on the Initial Vesting Date (or such earlier date provided in Section 9) as provided under Section 3 and (ii) the same amounts that the holder of record of a number of shares of Common Stock equal to (1) the total number of PSs that vest pursuant to this Agreement, less (2) the Initial Vested PSs, if any, would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on the vesting date of such PSs (or such earlier date provided in Section 9) as provided under Section 3. Payments under this Section shall be net of any required withholding taxes.

OTHER TERMS

5. Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock (the “Stock Ownership Guidelines”) shall be determined by the Committee or its authorized delegate, as applicable, in its sole discretion from time to time as communicated to the Employee in writing.

6. Holding Requirements. In the event of non-compliance with the Stock Ownership Guidelines under Section 5 hereof, following a five-year noncompliance period as described in the Stock Ownership Guidelines, the Employee must retain fifty percent (50%) of the net shares of Common Stock acquired in connection with the vesting of PSs (net of withholding tax and any applicable fees) until the threshold set forth in the Stock Ownership Guidelines is satisfied. Such shares shall be held in the Employee’s Morgan Stanley account or in another account acceptable to the Company. In addition, shares used to maintain the Employee’s ownership level pursuant to this award should be held with Morgan Stanley or in another account acceptable to the Company.

7. Voting Rights/ Dividends. The Employee shall have, with respect to the PSs outstanding as of an applicable date, the same right to vote the PSs as a shareholder of Common Stock. Except as otherwise provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date the PSs become vested.

8. Non-Assignability. Unless otherwise provided by the Committee in its discretion, PSs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 11 of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a PS in violation of the provisions of this Section 8 and Section 11 of the Plan shall be void.

9. Effect of Termination of Employment or Death.

(a) Effect on PSs. In the event the Employee

(i) voluntarily ceases to be an employee of the Employer for any reason other than Termination For Good Reason following a Change in Control or retirement, the PSs that have not vested in accordance with Section 3 shall be canceled and forfeited on the date of such voluntary termination of employment;

(ii) involuntarily ceases to be an employee of the Employer prior to a Change in Control for any reason other than due to death, Disability or termination for Cause, a prorated portion of the PSs (determined in accordance with the final sentence of this paragraph), and any dividend equivalents with respect thereto, shall vest subject only to the achievement of the applicable Performance Goals in accordance with Section 3, and any remaining PSs (other than any Initial Vested PSs) shall be forfeited. Such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release and which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company. For purposes of this paragraph, the prorated portion of the PSs shall equal (i)(A) the total the number of PSs covered by this Agreement, multiplied by (B) a fraction, the numerator of which is the number of full months elapsed during the three-year performance period prior to such termination of employment and the denominator of which is 36, less (ii) in the event the termination occurs following the Initial Vesting Date, the Initial Vested PSs, if any;

(iii) involuntarily ceases to be an employee of the Employer following a Change in Control for any reason other than due to death, Disability or termination for Cause, then the Post-CIC PSs, and any dividend equivalents with respect thereto, shall immediately vest (without proration based on the portion of the three-year performance period elapsed prior to such termination) and shall be paid in cash in accordance with Section 22(f) of the Plan at the earliest time set forth in Section 22(c) of the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee. Such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release and which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company;

(iv) involuntarily ceases to be an employee of the Employer by reason of death or Disability (including cessation of active employment due to commencement of long-term disability under the Employer’s long-term disability plan or under a disability policy of any subsidiary or Affiliate, as applicable) (1) the PSs covered by this Agreement (other than the Initial Vested PSs, if any) shall vest subject only to the achievement of the applicable Performance Goals in accordance with Section 3, if such termination of employment occurs prior to a Change in Control, and (2) if such termination of employment occurs following a Change in Control, then the Post-CIC PSs, if any, and any dividend equivalents with respect thereto, shall immediately vest and shall be paid in cash in accordance with Section 22(f) of the Plan at the earliest time set forth in Section 22(c) of the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee, in either case without proration based on the portion of the three-year performance period elapsed prior to such termination;

(v) voluntarily ceases to be an employee of the Employer by reason of retirement (for purposes of this Agreement only, “retirement” for U.S. employees shall mean termination of employment at or above age 55 with 10 years of service or age 60 with 5 years of service) (i) prior to a Change in Control, a prorated portion of the PSs (determined in accordance with the penultimate sentence of this paragraph), and any dividend equivalents with respect thereto, shall vest subject only to the achievement of the Performance Goals in accordance with Section 3, and any remaining PSs (other than any Initial Vested PSs) shall be forfeited, or (ii) following a Change in Control, a prorated portion of the PSs (determined in accordance with the final sentence of this paragraph), and any dividend equivalents with respect thereto, shall immediately vest and shall be paid in cash in accordance with Section 22(f) of the Plan at the earliest time set forth in Section 22(c) of the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee. In each case, whether such termination of employment occurs prior to or following a Change of Control, such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release and which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company. For purposes of clause (i) of this paragraph, the prorated portion of the PSs shall equal (1)(A) the total number of PSs covered by this Agreement, multiplied by (B) a fraction, the numerator of which is the number of full months elapsed during the three-year performance period prior to such termination of employment and the denominator of which is 36, less (2) in the event the retirement occurs following the Initial Vesting Date, the Initial Vested PSs, if any. For purposes of clause (ii) of this paragraph, the prorated portion of the PSs shall equal (1)(A) the Post-CIC PSs, multiplied by (B) a fraction, the numerator of which is the number of full months elapsed during the three-year performance period prior to such termination of employment and the denominator of which is 36;

(vi) involuntarily ceases to be an employee of the Employer due to termination for Cause, the PSs shall, subject to any Plan provisions to the contrary, be cancelled and forfeited on the date of such termination of employment; and

(vii) voluntarily ceases to be an employee due to a Termination for Good Reason following a Change in Control, the Post-CIC PSs, and any dividend equivalents with respect thereto, shall immediately vest and shall be paid in cash in accordance with Section 22(f) of the Plan at the earliest time set forth in Section 22(c) of the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee, without proration based on the portion of the three-year performance period elapsed prior to such termination. Such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release and which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company;

(b) Cause. “Cause” means (i) a violation of any of the rules, policies, procedures or guidelines of the Employer, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement (ii) any conduct which qualifies for “immediate discharge” under the Employer’s Human Resource Policies as in effect from time to time (iii) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Employer, or represents a conflict of interest with the interests of the Employer; (iv) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Employer; or (v) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Employer.

(c) “Termination For Good Reason” has the meaning set forth in Section 22(a)(vi) of the Plan.

10. General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares of Common Stock subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the PSs or the issue or purchase of shares of Common Stock hereunder, the certificates for shares of Common Stock may not be issued in respect of PSs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable, and any delay caused thereby shall in no way affect the date of termination of the PSs.

11. Responsibility for Taxes. The Employee acknowledges that the ultimate responsibility for the Employee’s Federal, state and municipal individual income taxes, the Employee’s portion of social security and other payroll taxes, and any other taxes related to the Employee’s participation in the Plan and legally applicable to the Employee, is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. In the event that there is withholding tax liability in connection with the vesting of, or lapse of restrictions associated with, PSs, the Employee may satisfy, in whole or in part, any withholding tax liability: (a) by cash payment of an amount equal to such withholding liability; or (b) by having the Company withhold from the number of PSs in which the Employee would be entitled to vest a number of shares of Common Stock having a fair value equal to such withholding tax liability in accordance with the Company’s share withholding procedures.

12. Nature of Award. In accepting the award, the Employee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 13 of the Plan regarding Plan amendment and termination and, in addition, the PSs are subject to modification and adjustment under Section 6 of the Plan.

(b) the award of the PSs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSs, or benefits in lieu of PSs, even if PSs have been granted repeatedly in the past;

(c) all decisions with respect to future PS awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;

(d) The Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; further, the PS award and Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;

(e) The Employee is voluntarily participating in the Plan;

(f) the PSs and the shares of Common Stock subject to the PSs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Employee’s employment contract, if any;

(g) the PSs and the shares of Common Stock subject to the PSs are not intended to replace any pension rights or compensation;

(h) the PSs and the shares of Common Stock subject to the PSs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;

(i) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(j) in consideration of the award of the PSs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PSs, including, but not limited to, forfeiture resulting from termination of the Employee’s employment with the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Employee shall be deemed irrevocably to have waived the Employee’s entitlement to pursue such claim; and

(k) subject to the provisions in the Plan regarding Change in Control, PSs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

13. No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or Employer making any recommendations regarding the Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14. Amendment of This Agreement. With the consent of the Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.

15. Subsidiary. As used herein the term “subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Company as the term is defined in Section 425 of the Internal Revenue Code (the “Code”) of 1986 on the date of award.

16. Affiliate. As used herein the term “affiliate” shall mean any entity in which the Company has a significant equity interest, as determined by the Committee.

17. Recoupments.

(a) If an employee or former employee of the Employer is reasonably deemed by the Committee or its authorized delegate, as applicable, to have engaged in detrimental activity against the Employer, any awards granted to such employee or former employee shall be cancelled and be of no further force or effect and any payment or delivery of an award from six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable. Detrimental activity may include:

(i) violating terms of a non-compete agreement with the Employer, if any;

(ii) disclosing confidential or proprietary business information of the Employer to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Employer;

(iii) violating any rules, policies, procedures or guidelines of the Employer;

(iv) directly or indirectly soliciting any employee of the Employer to terminate employment with the Employer;

(v) directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Employer, to reduce the level of business it does with the Employer; or

(vi) engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Employer.

(b) If an accounting restatement by the Company is required in order to correct any material noncompliance with financial reporting requirements under relevant securities laws, the Company will have the authority to recover from executive officers or former executive officers, whether or not still employed by the Employer, any excess incentive-based compensation (in excess of what would have been paid under the accounting restatement), including entitlement to shares, provided under this Agreement to executive officers of the Employer, that was based on such erroneous data and paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement. Notwithstanding anything herein to the contrary, the Company may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares of Common Stock that the Company determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Wall Street Financial Reform and Consumer Protection Act.

18. Cancellation and Rescission of Award. Without limiting the foregoing Section regarding non-engagement in detrimental activity against the Employer, the Company may cancel any award provided hereunder if the Employee is not in compliance with all of the following conditions:

(a) The Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.

(b) The Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and the Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by the Employee either during or after employment with the Employer.

Notwithstanding the above, this Agreement does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity, and shall not, and not be interpreted to, impair the participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act). Similarly, the Employer does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Employer that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.

(c) The Employee, pursuant to any agreement between the Employer and the Employee which contains post-employment prohibitions, shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during employment with the Employer, relating in any manner to the actual or anticipated business, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.

(d) Failure to comply with the provision of subparagraphs (a), (b) or (c) of this Section 18 prior to, or during the six months after, any payment or delivery shall cause such payment or delivery to be rescinded. The Company shall notify the Employee in writing of any such rescission within two years after such payment or delivery. Within ten days after receiving such a notice from the Company, the Employee shall pay to the Company the amount of any payment received as a result of the rescinded payment or delivery pursuant to an award. Such payment to the Company by the Employee shall be made either in cash or by returning to the Company the number of shares of Common Stock that the Employee received in connection with the rescinded payment or delivery.

19. Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 100 Campus Dr. Suite 200 Florham Park, NJ 07932 USA, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.

20. Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21. Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery, and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required and the award will be cancelled for any employee who fails to comply with the Company’s acceptance requirement within six months of the effective date of the award.

22. Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

23. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Section 11 of the Plan to the personal representatives, legatees and heirs of the Employee.

24. Governing Law and Venue. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law.

This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the state of New York, agree that such litigation shall be conducted in the state or federal courts located in New York.

25. Section 409A. It is intended that the provisions of this Agreement comply with, or are exempt from, Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

Neither the Employee nor any of the Employee’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Employee or for the Employee’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by the Employee to the Company or any of its Affiliates.

If, at the time of the Employee’s separation from service (within the meaning of Section 409A), (a) the Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes or penalties.

26. Election Under Section 83(b) of the Code. The Employee may make and file with the Internal Revenue Service an election under Section 83(b) of the Code within 30 days following the date of this Agreement, electing to include in the Employee’s gross income as of the date of this Agreement the Fair Market Value of the PSs as of such date. The Employee shall promptly provide a copy of such election to the Company.

27. Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.

28. Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.

29. Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the PS award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for the Employee’s country (the “Appendix”). Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

30. Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on the Employee’s participation in the Plan, on the PSs and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

CONDUENT INCORPORATED

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Signature